                                                                      Exhibit 99

                          AGREEMENT, RELEASE AND WAIVER

     This Agreement is made as of this 29th day of March, 2001, by and between Joseph Fiorentino ("Fiorentino") and Eprise Corporation (alternatively "Eprise" or the "Company").

     In consideration of the mutual promises hereinafter set forth, the parties agree as follows:

     1. TERMINATION. The parties agree that Fiorentino's employment as Vice-President, Sales with Eprise ceased effective as of February 26, 2001 (the "Effective Date"). During the "Employment Continuation Period," as defined hereafter, Fiorentino will continue to be paid by the Company, as provided in Paragraph 2 below, for sales-related work, reporting directly to the Chief Executive Officer or to his designee. Fiorentino's duties will be determined from time to time by the Chief Executive Officer or his designee, but shall not require more than 40 hours per week. Fiorentino shall not report to or contact any other officer, director or employee of Eprise with respect to his services. The "Employment Continuation Period" means the period beginning on the Effective Date and ending on April 30, 2001. Fiorentino's employment with Eprise shall terminate at the end of the Employment Continuation Period.

     2.   COMPENSATION.

     (a) Subject to Paragraph 7(e), the Company will pay Fiorentino for his services during the Employment Continuation Period in accordance with Fiorentino's base salary on the Effective Date, such payments to be made from time to time in accordance with the Company's regular pay schedule. The Company will deduct from each such payment any applicable withholding taxes and other customary payroll deductions. Each payment will be mailed to Fiorentino at his home address provided in Paragraph 14 below.

     (b) Upon the conclusion of the Employment Continuation Period, the Company shall deliver to Fiorentino a one-time payment of $75,000. The Company will deduct from such payment any applicable withholding taxes and other customary payroll deductions.

     3. BONUS; SALES COMMISSION. Fiorentino acknowledges his receipt of all bonuses due him for services rendered through the Effective Date other than the commission specifically described in this paragraph. The Company shall pay to Fiorentino a sales commission of 0.183% of Company revenues in the first quarter of 2001. On the Agreement Effective Date (as defined in paragraph 11 below), the Company shall deliver to Fiorentino such commission for the months of January 2001 and February 2001. The Company shall deliver such commission for March 2001 on the second pay period date in April 2001. Other than as specified in this Paragraph 3, Fiorentino will not be entitled to any further bonuses or commissions for services rendered or to be rendered prior to the Effective Date or during the Employment Continuation Period.

     4. HEALTH CARE INSURANCE. During the Employment Continuation Period, Fiorentino will continue to be a participant in the Company's health care insurance program. During this period, Fiorentino will have the same level of coverage that he is receiving under the Company's health care insurance program as of the date of this Agreement, and the Company will pay all premiums for this insurance, unless there is a change in the Company's health care insurer or a health care insurer's eligibility rules or other change in the Company's health care insurance program applicable generally to Company employees, in which case such changes will also apply to Fiorentino. On termination of his service at the end of the Employment Continuation Period, Fiorentino will be entitled to extend his Company health insurance benefits under and subject to the terms of COBRA, provided that if he elects to accept this COBRA benefit, he will be responsible for the payment of all premiums for his health insurance for the entire COBRA period.

     5.   OTHER BENEFITS.

          (a)  STOCK OPTIONS.

          (i) During the Employment Continuation Period, Fiorentino will be entitled to continue to vest in and exercise options to purchase Company stock granted to him prior to the Effective Date, in accordance with the provisions of the stock option plans and agreements applicable to him and the terms of said options. Notwithstanding the foregoing, Fiorentino acknowledges and agrees that, upon commencement of the

     Employment Continuation Period, the "Change in Control" provisions set forth in his option grants (as such term is defined in the Company's Amended and Restated 1997 Stock Option Plan) terminated and he will not be entitled to any acceleration of vesting in the event of a "Change in Control" of the Company during the Employment Continuation Period. No further options will be granted to Fiorentino.

          (ii) As specified on Schedule 1 hereto, on the Agreement Effective Date, the Company shall repurchase from Fiorentino, under the terms of the Company's Amended and Restated 1997 Stock Option Plan and the stock option grants from the Company to Fiorentino dated May 12, 1999 and September 15, 1999, as heretofore amended (the "Grants"), all shares of Company stock purchased by Fiorentino pursuant to stock options that will not have become vested to Fiorentino, as provided in sub-paragraph (i) above, by the end of the Employment Continuation Period.

          (iii) Fiorentino and the Company hereby acknowledge and agree that the Grants are hereby amended to the extent provided in this Paragraph 5(a).

          (b) GENERAL. All other benefits Fiorentino has earned through the Effective Date will be accrued and paid in accordance with the terms of the applicable benefit plans, including accrued but unused vacation and paid time off (which shall be paid on the Agreement Effective Date). Except as provided in Paragraphs 4 and 5(a), Fiorentino will not earn, accrue or be entitled to any further benefits after the Effective Date. Fiorentino expressly agrees that, except as expressly provided under the terms of this Agreement, the Company owes him no further salary, bonus pay, severance pay, vacation pay, sick pay, automobile or transportation pay or reimbursements, expense reimbursements, or any other form of remuneration or benefit whatsoever.

     6. RETURN OF COMPANY PROPERTY. Fiorentino represents that he has returned to the Company all Company property that was in his possession or control, including, without limitation, any equipment (including, without limitation, computers, printers, pagers and cell phones) provided by the Company, Company credit cards, any building passes, and any Company documents and other materials. Fiorentino represents that he has paid in full any amounts he owed to the Company, and acknowledges that the Company has reimbursed him for all bona fide business expenses paid by him.

     7.   OBLIGATIONS TO THE COMPANY.

          (a) PRIOR AGREEMENT. Fiorentino acknowledges and agrees that he shall remain bound by the terms of the Non-Disclosure/Non-Competition Agreement between Fiorentino and the Company dated April 29, 1999, a copy of which is attached hereto as EXHIBIT A (the "Prior Agreement"), regarding his obligations of confidentiality, non-solicitation and similar obligations to the Company (the "Other Obligations").

          (b) NON-COMPETITION; NON-SOLICITATION. In consideration of the compensation and other benefits and accommodations being provided to Fiorentino hereunder, and without limiting the scope of the Other Obligations, Fiorentino agrees as follows:

               (i) Fiorentino understands that the term "Competing Product" means any product, process, or service of any person or organization other than Eprise, in existence or under development of which Fiorentino is aware, (A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of Eprise in existence or under development of which Fiorentino is aware, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such manner and in such a geographic area as to actually compete with such product, process or service of Eprise; and the term "Competing Organization" means any person or organization, including Fiorentino, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

               (ii) During the Employment Continuation Period and for a period of one year thereafter, Fiorentino will not directly or indirectly solicit or accept business relating in any manner to Competing Products or to products, processes or services of Eprise from any of the customers or accounts of Eprise with which Fiorentino had any contact as a result of his employment, nor will Fiorentino divert any such business from Eprise.

               (iii) During the Employment Continuation Period and for a period of one year thereafter, Fiorentino will not render services, directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing, or providing of any Competing Product.

               (iv) During the Employment Continuation Period and for a period of one year thereafter, Fiorentino will not recruit or otherwise solicit or induce employees or consultants of Eprise or its present or future affiliates to terminate their employment with, or otherwise cease their relationship with Eprise or any such affiliates.

               (v) During the Employment Continuation Period and for a period of one year thereafter, Fiorentino will not directly or indirectly induce or attempt to induce a customer, prospective customer, supplier, agent, vendor, contractor, subcontractor, developer, employee or consultant to terminate or not enter into any contract with Eprise or its present or future affiliates.

          (c) CONFIDENTIALITY. Fiorentino understands and agrees that the terms and conditions of this Agreement are to be maintained in the strictest of confidence and shall not be disclosed by him to any third party other than his wife and attorney (subject to such persons' agreement to hold such information in confidence), except as permitted under Paragraph 8(e) or as otherwise required by law or regulation. Eprise agrees to instruct its management personnel who have been directly involved in the negotiation of this Agreement that the terms and conditions hereof are to be maintained in the strictest of confidence and are not to be disclosed to any third party other than Eprise's counsel and independent accountant, except as permitted under Paragraph 7(d) or as otherwise required by law or regulation.

          (d) NON-DISPARAGEMENT. Fiorentino covenants and agrees that, from and after the date of this Agreement, he will not make or assist others to make statements that are critical of Eprise, injure Eprise's reputation or are otherwise adverse to or inconsistent with Eprise's best interests, whether in private or in public. Eprise agrees to instruct its management personnel to restrict all external discussion of employment and termination of Fiorentino to the language contained in the Company's press release dated February 26, 2001, attached to this Agreement as Exhibit B. Notwithstanding the foregoing sentence, appropriate employees of Eprise may disclose the following facts: confirmation of Fiorentino's employment by Eprise, the dates he began and terminated work at Eprise, his salary, and his job title.

          (e) BREACH. Fiorentino acknowledges that the provisions set forth in Paragraphs 7(a) through 7(d) above are significant, material factors in Eprise's decision to enter into this Agreement. In the event of a material breach of any of those provisions or of any of the Other Obligations, the Company will send Fiorentino a written explanation detailing the circumstances of such breach and the provision or Other Obligations that have been so breached. Fiorentino will be given five (5) days from Fiorentino's receipt of such notice of breach to respond to such breach and to the extent that such breach is curable, an opportunity to cure it. If he fails to respond to or cure such breach to the reasonable satisfaction of the Company, Fiorentino shall forfeit his right to receive any unpaid payments described in Paragraph 2 of this Agreement and Eprise's obligation to make such payments shall thereafter cease, and he shall forfeit the accommodations provided to him under the first sentence of Section 5(a). In addition, Fiorentino shall be liable to the Company for any and all damages suffered by Eprise as a result of such breach (which damages shall include the Company's reasonable attorneys' fees incurred in any action to enforce this Agreement). Each party agrees that a breach of Paragraphs 7(a) through 7(d) or (in Fiorentino's case) of the Other Obligations may cause damage for which there is no adequate remedy at law and that therefore the other party will have the right to injunctive or other equitable relief in addition to any other relief that may be available.

     8. TAX INDEMNITY. Fiorentino agrees that he will be exclusively liable for the payment of all federal, state and local taxes, if any, which may be due as a result of the consideration paid as set forth in this Agreement, except for any withholding that the Company is required by law to pay; and Fiorentino hereby represents that he shall make payments of such taxes at the times and in the amounts required by law. In addition, Fiorentino hereby agrees to fully indemnify the Company from the payment of taxes, including interest and penalties thereon, that are required of it by any government agency at any time as the result of payment of the consideration set forth in this Agreement, except for withholding that the Company was obligated to but did not pay. Such indemnification shall be paid within 30 calendar days after the later of the date the Company pays the tax, interest or penalty, or Fiorentino receives notice from the Company of such payment.

     9.   GENERAL RELEASE.

          (a) RELEASE BY FIORENTINO. In consideration of the obligations set forth above, Fiorentino on his behalf and on behalf of his heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue or file administrative charges against the Company and any of its affiliates, subsidiaries, successors and assigns, as well as its and their past, present and future directors, officers, trustees, agents, representatives, attorneys and employees (hereinafter individually and collectively referred to as "Releasees") from and with respect to any and all claims, demands, administrative charges, liabilities, actions, causes of action and suits whatsoever of every name and nature, in law or at equity, including but not limited to any claims under federal, state and local laws which prohibit discrimination (including without limitation, claims of discrimination based on race, religion, national origin, sex, disability or handicap and sexual orientation) and any claims with respect to breach of contract (express and/or implied); wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, and any other tort; payment of wages; debts; costs and expenses; attorneys' fees and other damages; whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now has, may at any time have, or may have had against said Releasees, or any of them, based on facts or conditions occurring or arising prior to and through the date of this Agreement including, without limitation, claims arising out of or in any way related to Fiorentino's employment relationship with the Company and/or the change in or eventual termination of such employment relationship as described herein, but not including any claims of breach of the express terms of this Agreement by the Company.

          (b) RELEASE BY THE COMPANY. In consideration of the obligations set forth above, the Company and any of its affiliates, subsidiaries, successors and assigns (hereinafter, collectively referred to as "Releasors") hereby fully release, discharge and covenant not to sue or file administrative charges against Fiorentino from and with respect to any and all claims, demands, charges, liabilities, actions, causes of action and suits whatsoever of every name and nature, in law or at equity, based solely on those facts and/or conditions of which the Releasors have knowledge as of the date of the execution of this Agreement, but excluding any claims of breach of the express terms of this Agreement or the Prior Agreement by Fiorentino.

     10. AGE DISCRIMINATION RELEASE. In consideration of the Company's agreement to make the payments set forth in Paragraph 2 above, to which Fiorentino expressly acknowledges he was not otherwise entitled, Fiorentino, on his behalf and on behalf of his heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue or file administrative charges against the Company and any of its affiliates, subsidiaries, successors and assigns, as well as its and their past, present and future directors, officers, trustees, agents, representatives, attorneys and employees for any claims that he might have had in the absence of this Agreement for employment discrimination based on age under the federal law known as the Age Discrimination in Employment Act, 29 U.S.C.ss. 621, et seq., and comparable state laws prohibiting employment discrimination on the basis of age, including, without limitation, M.G.L. c. 151B,ss. 4, and M.G.L. c. 93,ss.103. By executing this Agreement, Fiorentino does not waive rights or claims that may arise based on facts or conditions occurring after the date of this Agreement.

     11. AGREEMENT EFFECTIVE DATE; REVOCATION PERIOD. Prior to executing this Agreement, Fiorentino was advised in writing to consult with an attorney about the terms of this Agreement (and has so consulted) and was given a period of at least 21 days within which to consider this Agreement. For a period of seven (7) days following the date this Agreement is executed, Fiorentino may revoke this Agreement by delivering to the Company within that period of time a written statement to that effect; provided, that the Company must receive such written notice no later than 5:00 p.m. on the seventh calendar day following execution of this Agreement. This Agreement shall not become effective or enforceable until the day after the seven-day revocation period has expired (the "Agreement Effective Date").

     12. NO ADMISSIONS. This Agreement is not intended to and does not constitute an admission of liability by either party, and shall not be used as evidence of liability or wrongdoing on the part of any party hereto.

     13. COMPLETE AGREEMENT; AMENDMENTS. This Agreement and the Prior Agreement are intended by the parties as a final written expression of their agreement, supersede any prior written expression of their intent regarding the terms of this Agreement, and set forth their entire agreement. This Agreement may not be amended or modified except by a writing signed by both of the parties hereto.

     14. NOTICE. All notices and correspondence concerning this Agreement, including the payments described in Paragraph 2 above, shall be sent to Fiorentino at the following address:

              Joseph Fiorentino
              24 Hidden Way
              Andover, MA  01801

All notices and correspondence concerning this Agreement shall be sent to Eprise at the following address:

              Joseph A. Forgione, President
              Eprise Corporation
              200 Crossing Boulevard
              Framingham, MA  01702

With a copy to:

              Ellen J. Rubin, Esq.
              Hill & Barlow, a Professional Corporation
              One International Place
              Boston, MA  02110

All notices provided hereunder shall be deemed to be received: the same day, if sent by hand or fax before 5:00 p.m.; the next day, if sent by overnight courier service; and two (2) business days after being deposited in the U.S. mail, postage prepaid.

     15. PARAGRAPH HEADINGS. The paragraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

     16. PROVISIONS BINDING, ETC. This Agreement shall be binding upon and shall inure to the benefit of all the parties hereto and their respective heirs, successors and assigns.

     17. COOPERATION. The parties agree to deliver promptly and to execute promptly any documents reasonably necessary to the consummation of the transactions contemplated herein, and to do such further acts and things as may be necessary to carry out the intent and purposes of this Agreement.

     18. GOVERNING LAW. This Agreement shall be governed by and construed as a contract in accordance with the laws of the Commonwealth of Massachusetts.

     19. INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.


                      [signature page immediately follows]

     Executed as an Agreement under seal, as of the date first set forth above.


Witnessed by:                       JOSEPH FIORENTINO

                                    /s/ Joseph Fiorentino
---------------------------         -----------------------------------
Print Name:                         Joseph Fiorentino


Witnessed by:                       EPRISE CORPORATION

/s/ Milton Alpern                   By: /s/ J. A. Forgione
---------------------------            --------------------------------
Print Name:                            Joseph A. Forgione, President

                                   ENDORSEMENT

     I have read the foregoing Agreement, Release and Waiver (the "Agreement") and understand that it applies to and covers all claims heretofore arising, whether or not known or suspected to exist at the present time, out of my employment with Eprise Corporation (the "Company"), including any rights and claims that I may have under federal and state law on any grounds whatsoever. In particular, I acknowledge that I have read Paragraphs 10 and 11 of the Agreement and that I understand and agree with each and all of their representations. I was given the opportunity to consider this Agreement for at least 21 days before signing it, but have voluntarily chosen to sign the Agreement at this time, sooner than 21 days from its delivery to me, because my attorney and I have been consulting with the Company and its counsel concerning the issues that are to be resolved by the execution of this Agreement, and I believe that I have given ample consideration, with the assistance of my attorney, to the issues resolved by the Agreement and my rights under the law.

     I further acknowledge that I have executed this Agreement voluntarily and with full understanding of its consequences and without being coerced in any way.

     I declare under the penalty of perjury that the foregoing is true and correct.

                                    /s/ Joseph Fiorentino
                                    --------------------------------------
                                    Joseph Fiorentino

Dated:  March 29, 2001

                                   Schedule 1

                       Repurchase of Unvested Option Stock

-------------------------------------------------------------------------------------------------------------------------------
Grant    No. of   Exercise   No. of    Currently  Currently  Will vest   Total to be   Total to be    Repurchase    Total
Date     Options  Price      Options    Vested    Unvested     during     vested as    unvested as    price per   repurchase
         Granted            Exercised                        Employment   of end of     of end of     exercised     price
                                                            Continuation  Employment    Employment   and unvested
                                                               Period    Continuation  Continuation    share
                                                                                          Period       Period
-------------------------------------------------------------------------------------------------------------------------------
5/12/99  250,980   $0.459   250,980     62,745     188,235    62,745       125,490       125,490         $0.459     $57,599.91
-------------------------------------------------------------------------------------------------------------------------------
9/15/99   78,431  $0.6375    78,431     19,608      58,823         0        19,608        58,823        $0.6375     $37,499.66
-------------------------------------------------------------------------------------------------------------------------------
4/18/00    3,921  $10.125         0          0       3,921         0             0         3,921             NA             NA
-------------------------------------------------------------------------------------------------------------------------------
7/24/00    2,500   $17.75         0          0       2,500         0             0         2,500             NA             NA
-------------------------------------------------------------------------------------------------------------------------------
1/10/01   20,000   $1.344         0          0      20,000         0             0        20,000                            NA
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL REPURCHASE PRICE                                                                                            $95,099.57
-------------------------------------------------------------------------------------------------------------------------------


                                    EXHIBIT A

                    NON-DISCLOSURE/NON-COMPETITION AGREEMENT

                                    EXHIBIT B

                      PRESS RELEASE DATED FEBRUARY 26, 2001

                    Eprise Announces Sales Management Change

FRAMINGHAM, Mass.--(BUSINESS WIRE)--Feb. 26, 2001--Eprise Corporation (Nasdaq:EPRS), the only provider of Strategic Content Management(TM) solutions, today announced that by mutual agreement, Joseph Fiorentino, vice president of sales, has stepped down from his position to pursue other interests. Mr. Fiorentino will remain with the company through a brief transition period during which time the company expects to announce a new appointment to this position. In the interim, Joe Forgione, president and chief executive officer, will assume sales management responsibilities, and all positions that previously reported to Mr. Fiorentino will now report to Mr. Forgione.


                      [General company information omitted]




                                       15